  Exhibit 3.3

PETROSHARE CORP.

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, Section 7-110-106 of the Colorado Revised Statutes, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.
The name of the Corporation is PetroShare Corp. (the “Corporation”)

2.
The Board of Directors and shareholders of the Corporation have approved and duly adopted the following amendment to the Articles of Incorporation (“Articles”).

3.
ARTICLE V, Section A of the Articles is hereby amended to read in its entirety as follows:

"The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation shall have authority to issue is 210,000,000 shares. Of that amount, 200,000,000 shares shall be Common Stock, par value $0.001 per share, and 10,000,000 shares shall be Preferred Stock, par value $0.01 per share. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance."

4. With the foregoing exception, no other changes are made to the Articles.